Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts”  in the Registration Statements on Form F-3 and related Prospectus of Compugen Ltd. for the registration of its securities and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated financial statements of Compugen Ltd., and the effectiveness of internal control over financial reporting of Compugen Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
March 30, 2023	A Member of Ernst & Young Global